Exhibit 21.1

Active Subsidiaries of Nalco Holding Company

Adecom Quimica Ltda.	Brazil
Derypol SA	Spain
Katayama Nalco Inc.	Japan
Nalco (Shanghai) Trading Co. Ltd.	People’s Republic of China
Nalco Anadolu Kimya Sanayii Ve Ticaret AS	Turkey
Nalco Argentina S.R.L.	Argentina
Nalco Australia Pty. Ltd.	Australia
Nalco Belgium NV/SA	Belgium
Nalco Brasil Ltda	Brazil
Nalco Canada Co.	Canada
Nalco Company	Delaware
Nalco de Colombia Ltda	Colombia
Nalco de Mexico, S. de R.L. de C.V.	Mexico
Nalco Deutschland GmbH	Germany
Nalco Egypt, Ltd.	Egypt
Nalco Egypt Trading	Egypt
Nalco Energy Services Equatorial Guinea LLC	Delaware
Nalco Energy Services Marketing Limited	United Kingdom
Nalco Espanola, S.A.	Spain
Nalco Europe B.V.	Netherlands
Nalco Finance Holdings LLC	Delaware
Nalco Finland OY	Finland
Nalco France	France
Nalco Gulf Limited	Jersey
Nalco Hellas S.A.	Greece
Nalco Hong Kong Limited	Hong Kong
Nalco Hungary KFT	Hungary
Nalco Industrial Services Chile Limitada	Chile
Nalco Industrial Services Malaysia SDN BHD	Malaysia
Nalco Industrial Services (Su Zhou) Co.	People’s Republic of China
Nalco Industrial Services (Thailand) Co. Limited	Thailand
Nalco Italiana SrL	Italy
Nalco Japan Co., Ltd	Japan
Nalco Korea, Ltd.	Korea
Nalco Limited	United Kingdom
Nalco Netherlands B.V.	Netherlands
Nalco New Zealand Limited	New Zealand
Nalco Norge A/S	Norway
Nalco Oesterreich Ges m.b.H.	Austria
Nalco Pacific Private, Ltd.	Singapore
Nalco Receivables LLC	Delaware
Nalco Saudi Co. Ltd.	Saudi Arabia
Nalco Taiwan Co., Ltd.	Taiwan

Nalco Two, Inc.	Delaware
Nalco Venezuela SCA	Venezuela
Nalco ZAO	Russia
NLC Nalco India Limited	India
Oekophil AG	Switzerland
PT Nalco Indonesia	Indonesia

The names of the Company’s other subsidiaries are omitted because, considered in the aggregate as a single subsidiary, such subsidiaries would not constitute a significant subsidiary as of December 31, 2006.